EXHIBIT 3.2.6

                           SIXTH ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                       SMART CHOICE AUTOMOTIVE GROUP, INC.

         Pursuant to the provisions of Sections 607.1006 and 607.0602 of the Florida Business Corporation Act, the Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                     FIRST:

                                    ARTICLE V

         Article V of the Articles of Incorporation of the Corporation is hereby amended by inserting the following words at the end of such article:

SERIES E CONVERTIBLE PREFERRED STOCK

         (a) GENERAL. The Series E Convertible Preferred Stock, par value $.01 per share (the "Series E Preferred Stock"), shall consist of 2,000,000 shares. All shares of Series E Preferred Stock shall in all respects be equal and shall have the powers, preferences, voting rights and other special rights, and the limitations, restrictions and qualifications hereinafter set forth. The Board of Directors is expressly authorized to cause shares of the Series E Preferred Stock to be issued from time to time and to determine the consideration to be received therefor.

         (b) DIVIDENDS. The holders of record of the Series E Preferred Stock shall be entitled to receive dividends in the amount per share equal to one hundred (100) times the amount per share of dividends paid from time to time to holders of record of the Common Stock, and no more. The Board of Directors shall not declare or pay any dividend on the Common Stock unless it declares a dividend on the Series E Preferred Stock with the same record and payment dates as such dividend on the Common Stock.

         (c) VOTING RIGHTS OF SERIES E PREFERRED STOCK. The holders of Series E Preferred Stock shall have the right to vote in all matters voted upon by the holders of the Common Stock, voting together with the holders of the Common Stock as a single class. Each share of Series E Preferred Stock shall be entitled to one hundred (100) votes. In all matters in which the holders of Series E Preferred Stock shall be entitled to vote separately as a single class, each share of the Series E Preferred Stock shall have one vote.

         (d) LIQUIDATION. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series E Preferred Stock

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shall be entitled to be paid out of the assets of the Corporation per share of
Series E Preferred Stock, before any distribution or payment is made to or set apart for the holders of any shares of Common Stock, the greater of (1) $1.00 per share or (2) the aggregate amount remaining to be distributed after all distributions to holders of prior series of preferred stock divided by the total number of outstanding shares of Series E Preferred Stock and Common Stock, multiplied times one hundred (100). Neither the merger or consolidation of the Corporation into or with any other Corporation, nor the sale of all or substantially all the assets of the Corporation, shall be deemed a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary.

         (e) CONVERSION RIGHTS.

         (i) CONVERSION RATE. On and after the date on which these Articles of InCorporation are amended to increase the number of authorized shares of Common Stock to at least 200,000,000, each holder of shares of Series E Preferred Stock shall have the right, at any time, to convert, subject to the following provisions, each share of Series E Preferred Stock held by the holder into one hundred (100) fully paid and nonassessable shares of Common Stock of the Corporation.

         (ii) CONVERSION PROCEDURES. Any holder of shares of Series E Preferred Stock desiring to convert the same into Common Stock shall surrender the certificates for such shares of Series E Preferred Stock at the executive office of the Corporation, with the certificates duly endorsed to the Corporation or in blank, together with a written request for conversion. The Corporation will, as soon as practicable after such surrender for conversion, issue and deliver to the person for whose account such shares of Series E Preferred Stock were so surrendered certificates for the number of shares of Common Stock to which the person shall be entitled. Such conversion shall be deemed to have been made as of the date on which the certificates for shares of Series E Preferred Stock to be converted and written request were actually received by the Corporation, and the person entitled to receive the shares of Common Stock issuable upon the conversion of such shares of Series E Preferred Stock shall be treated for all purposes as the record holder of such Common Stock on such date.

         (iii) ADJUSTMENT. In the event that the Corporation shall pay a dividend on its Common Stock in shares of its Common Stock, or subdivide, combine or reclassify its outstanding shares of Common Stock, the conversion rate in effect immediately prior thereto shall be proportionately increased or decreased, by multiplying the rate by a fraction (x) the numerator of which is the total number of shares of Common Stock outstanding immediately prior to the payment date for the event and (y) the denominator of which is the total number of shares of Common Stock outstanding immediately after the payment date for the event.

         (iv) CONSOLIDATION OR MERGER. In case of the consolidation or merger of the Corporation with or into another Corporation or entity (other than a merger not involving any reclassification, conversion or exchange of outstanding Common Stock in which the Corporation is the surviving Corporation), or in case of the sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation as a result of which sale, transfer or other disposition, property other than cash shall be payable or distributable to the holders of the Common Stock, each share of Series E Preferred Stock shall thereafter be


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convertible into the number and class or series of shares or other securities or property of the Corporation, or of the Corporation resulting from such consolidation or merger or to which such sale, transfer or other disposition shall have been made, to which the shares of Common Stock otherwise issuable upon conversion of such share of Series E Preferred Stock would have been entitled upon such reorganization, consolidation, merger or sale, transfer or other disposition if outstanding at the time thereof; and in any such case appropriate adjustment, as determined by the Board of Directors, shall be made in the application of the provisions set forth in this Article V with respect to the conversion rights thereafter of the holders of the Series E Preferred Stock. Proper provision shall be made as a part of the terms of any such consolidation, merger, sale, transfer or other disposition whereby the conversion rights of the holders of Series E Preferred Stock shall be protected and preserved in accordance with the provisions of this section.

         (v) COMMON STOCK AUTHORIZED AND RESERVED. The Board of Directors (1) shall cause the shareholders of this Corporation, not later than the annual meeting of shareholders to be held in 2000, to vote upon an amendment to these Articles of InCorporation to increase the number of authorized shares to at least 200,000,000 and (2) upon approval of such amendment, shall cause articles of amendment with respect thereto to be promptly filed with the Florida Department of State. The Corporation shall at all times after the filing of such amendment reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series E Preferred Stock from time to time outstanding.

         (vi) NO FRACTIONAL SHARES. No fractional shares shall be issued upon conversion of shares of Series E Preferred Stock and the holder thereof shall receive the amount of cash payable in respect of any fractional share of Common Stock to which the holder shall be entitled. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series E Preferred Stock the holder is converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

                                     SECOND:

         Pursuant to Section 607.0602 of the Florida Business Act, the Board of Directors adopted this Amendment to Article V of the Articles of Incorporation effective as of November 22, 1999 without shareholder action.

                  IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this instrument this 22nd day of November, 1999.


                             /s/ GARY R. SMITH
                             ---------------------------------------------------
                             Gary R. Smith, Director and Chief Executive Officer



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